WILLIAMS INDUSTRIES, INCORPORATED
			2849 MEADOW VIEW ROAD
		FALLS CHURCH, VIRGINIA  22042

	NOTICE OF ANNUAL MEETING TO SHAREHOLDERS
		To Be Held November 16, 1996


To the Shareholders of
Williams Industries, Incorporated:

The Annual Meeting of the Shareholders of Williams Industries, Incorporated will be held at the Ernst Community Center of Northern Virginia Community College, 8333 Little River Turnpike, Fairfax Virginia, (Route 236 at the intersection of Wakefield Chapel Road, just west of the Intersection of Interstate 495 and Route 236) at 9:00 A.M. on November 16, 1996 for the following purposes:

(1)	To elect five directors to serve until the next Annual Meeting or until their successors are elected and qualified.

(2)	To approve adoption of an Incentive Compensation Plan.

(3)	To transact such other business as may properly come before the Meeting and any adjournments thereof.

Only shareholders of record at the close of business on October 11, 1996 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. A list of such shareholders of record will be available at the Company's executive offices for inspection by shareholders for a period of at least ten days prior to the Meeting. You are urged to execute the enclosed proxy and return it in the accompanying envelope at your earliest convenience. Such action will not affect your right to vote in person should you find it possible to attend the meeting.

      				By Order of the Board of Directors


            				Marianne V. Pastor
                			Secretary


               			WILLIAMS INDUSTRIES, INCORPORATED
			                  	2849 Meadow View Road
	                 	Falls Church, Virginia 22042

		               	ANNUAL MEETING OF SHAREHOLDERS
			               To be Held November 16, 1996

PROXY STATEMENT

	This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of Williams
Industries, Incorporated (the "Company"), to be held at the Ernst Community Center of Northern Virginia Community College, 8333 Little River Turnpike, Fairfax, Virginia, (Route 236 at the intersection of Wakefield Chapel Road, just west of the intersection of Interstate 495 and Route 236) at 9:00 A.M. on Saturday, November 16, 1996, and at all adjournments thereof.

	The solicitation of the proxy accompanying this statement is being made by the management of the Company, and the cost of solicitation will be borne by the
Company.  The solicitation may be made by mail, telephone or oral communication with the shareholders. The Annual Report to Shareholders for the fiscal year ended July 31, 1996 accompanies this proxy statement.
Additional copies of the Annual Report may be obtained by writing to the
Secretary of the Company.  The financial statements included in the Annual report to Shareholders were audited by Deloitte & Touche LLP, the Company's current independent certified public accountants. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual
Meeting and will be given the opportunity to make a statement and respond to questions if they so desire.

	A proxy for use at the Annual meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.

	The only outstanding voting security of the Company is its Common Stock, $.10 par value, of which there were issued and outstanding 2,576,017 shares on October 11, 1996, which is the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting. Other than for the election of directors, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock outstanding in the shareholder's name on the books of the Company, as of record date. There will be cumulative voting for the election of directors. Under cumulative voting, each shareholder will, in effect, be given five votes for each share which the shareholder is entitled to vote at the meeting, and the shareholder may distribute those votes among one ot more of the nominees for director as the shareholder sees fit. Discretionary authority to cumulte votes by proxy is not being sought, and votes cast by unmarked proxy in the election of directors will be distributed equally among management's nominees. Properly marked proxies will be voted as directed. In order to cumulate votes, a shareholder must attend the meeting (either personally or through an agent appointed in a writing delivered to the Company's Secretary or other officer or agent authorized to tabulate votes) and vote by the ballot which will be provided.


OWNERSHIP OF SHARES

	The following table sets forth information regarding ownership, as of October
11, 1996 of the Common Stock of the Company by: (1) each person known by the
Company to own beneficially more than 5 percent of the Common Stock; (2) each director; (3) each nominee for director; and (4) all officers and directors as a group.  Except as noted, the persons listed possess all ownership rights attached to the shares opposite their name, including the right to vote and dispose of the shares.

Beneficial Owner		Number	Percentage  Class
					of Shares of Shares
Frank E. Williams, Jr.	512,324	  (l)	  19.88%
William C. Howlett		61,553	  (2)	   2.38
Frank E. Williams, III	35,397	  (3)	   1.37
John E. Rasmussen		1,000			    .04
R. Bentley Offutt		23,000	  (4)	    .90
Officers and Directors
	 as a group
	(5 persons)		633,274			  24.58%

(1) Includes 158,705 shares owned by his wife, as to which Mr. Williams disclaims beneficial ownership. The business address of Mr. Williams is 2849 Meadow View Road, Falls Church, Virginia.

(2) Includes 41,433 shares owned by corporations of which Mr. Howlett may be deemed to be a "control person."

(3) Includes 20,000 shares granted by the Board of Directors in 1995, but not vested until December 31, 1997; 304 shares owned by his wife and 2,000 shares held in trust for his minor child. Mr. Williams disclaims beneficial ownership of both his wife's and son's shares.

(4) Includes 23,000 shares owned by his wife, as to which Mr. Offutt disclaims beneficial ownership.

Based on research of records of the Securities and Exchange Commission and on information from Vickers Stock Research Corporation, the Company believes that there are no additional holders with more than a five percent position in the company's stock at this time.


ELECTION OF DIRECTORS

	The Board of Directors has fixed the number of directors to be elected at the
Annual Meeting at five, each to hold office until the next Annual Meeting and until the director's successor shall be elected and qualified.  A resolution of the Board, passed on July 23, 1994, stipulated that the majority of the
Board be considered "outside" directors.  It is possible under the By-Laws of the Corporation that one additional "outside" director, if a qualified individual who is willing to serve can be identified, may be added by the Board during Fiscal 1997.  The Company has no standing nominating committee;
management's nominees are chosen by the Board of Directors.  The persons named in the enclosed proxy intend to vote such proxy for the election of the nominees listed below, reserving discretion to vote such proxy for one or more substitute nominees if any nominees are unable or unwilling to serve as a director of the Company.  At the date of this proxy statement, all nominees have expressed their ability and willingness to serve as directors.

    The Company's transfer agent will be appointed to tabulate shares present in person or by proxy and to tabulate votes. Abstentions will be counted as present at the meeting and will be recorded as abstentions. They will not be recorded as votes either for or against the nominees. So long as a quorum (a majority of the outstanding shares) is present, directors will be elected by plurality vote; i.e., the five nominees receiving the most votes will be elected. Thus, neither a vote against nor an abstention will have any effect on the outcome of the election of directors; only votes for a nominee will have any such effect. Generally, shares held of record by a broker or other nominee for the benefit of a beneficial owner may only be voted by that broker or nominee, and if the broker or nominee does not vote the shares, the shares will not be tabulated as present or voting at the meeting. However, as provided by Virginia law, the Company may, but is not required to, accept the vote of a beneficial owner upon presentation of evidence acceptable to the Company that the voter is indeed the beneficial owner of the shares.


	During the past fiscal year, the Board of Directors held five regular meetings and five special meetings by conference call.  The majority of the directors attended all of the board meetings during the fiscal year and at least four directors were present at each meeting or conference call.  Numerous subcommittee meetings, involving individual directors in different capacities, were also held.

The following table sets forth information concerning the nominees:

Name                 Age   Position with Company       Elected
Frank E. Williams, III 37  President, Chairman of the  1991
            (1)(2)(4)      Board, Chief Financial
                           Officer
Frank E. Williams, Jr. 62  None                        1970
            (1)
William C. Howlett     70  None                        1986
            (3)(4)
John E. Rasmussen (3)  71  None                        1992
R. Bentley Offutt      58  None                        1994
           (2)(3)(4)

(1) Frank E. Williams, Jr. may be considered a "control person" of the Company, as the term control is defined by the rules of the Securities and Exchange Commission. Mr. Williams, III is the son of Mr. Williams, Jr.

(2) Member of the standing Executive Committee. This committee, which met four times during the last fiscal year, acts on behalf of the Board in emergancy situations where Board action is necessary but not obtainable on short notice and if such action is authorized by applicable law.

(3) Member of the Standing Audit Committee. This committee, which met three times during the last fiscal year, recommends the compensation of executive officers.

The Nominees have had the following principal occupations or employment for at least the past five years:

Mr. Williams, III has held the position of Chairman of the Board and President since November 1994. On September 8, 1994, he was elected Chief Financial Officer. He was elected as a vice president of the Corporation in 1991. For more than five years prior thereto he was an officer of various Company subsidiaries and remains an officer of several subsidiaries.

Mr. Williams, Jr., until November 1994, was the Chairman of the Board and President of Williams Industries, INc. He has since founded and become Chairman of the Board of The Williams and Beasley Company, an organization that is not otherwise affliated with Williams Industries, Inc. Mr. Williams, Jr. is also the Chairman of the Board of Williams Enterprises of Georgia, Inc., an organization that is not otherwise affliated with Williams Industries, Inc.

Mr. Howlett is president of Union Land and Management Company, which manages real estate and other investments. He previously was a director of several of the Company's subsidiaries.

Dr. Rasmussen most recently was the Director of Government Programs for the United States Energy Association. He has been a professor in the School of Engineering and Applied Science at George Washington University. Prior to this, he was vice president of generating engineering and construction at Potomac Electric Power Company. He has also served in the U. S. Navy, including being the head of ship and ship system design and in charge of maintenance for all U. S. Navy nuclear submarines. He holds a Doctor of Science degree in Engineering from George Washington University, a professional degree in Naval Architecture and Marine Engineering from the Massachusetts Institute of Technology, and a Bachelor of Science degree from the United States Naval Academy. He is also a graduate of the Harvard Business School Advanced Management Program.

Mr. Offutt is the founder and president of Offutt Securities, Inc., a Baltimore investment research firm specializing in high growth companies with market capitalizations in a range of $60 million to $1 billion. Mr. Offutt has worked in institutional research for more than 25 years. He served as a Naval Aviator from 1961 to 1965. He holds an M.B.A. from George Washington University and a B.A. from Lehigh University.

EXECUTIVE COMPENSATION
General

The following table sets forth the total annual compensation paid or accrued by the Company to or for the account of Mr. Frank E. Williams, II, the Company's Chief Executive Officer, and each other executive officer whose total cash compensation for the fiscal year ended July 31, 1996 exceeded $100,000.
These officers have no employment contracts, termination of employment or change-in-control arrangements, pension plans, options or any long term incentive arrangements with the Company, other than the options shown. They are eligible to participate in the Company's 401(k) plan, which provides for possible Company contributions, but the Company has not made, and has no present intention to make, contributions to that plan.


			SUMMARY COMPENSATION TABLE
			Annual Compensation
Name and Principal						   Other Annual
Position				Year	Salary	Bonus   Compensation
Frank E. Williams, III	1996	$115,577			$7,950(1)
Chief Executive Officer	1995	104,308			9,150 (l)
					1994	80,105			750	 (2)

George R. Pocock		1996	162,424 (3)		9,000 (4)
Manager, Insurance		1995	158,202 (5)		8,250 (4)
         Operations		1994	100,400			9,000 (4)

(1) Includes car allowance and directors' meeting fees.
(2) Includes directors', meeting fees.
(3) Includes $67,840.92 in deferred compensation from prior years.
(4) Travel allowance.
(5) Includes $66,534.10 in deferred compensation from prior years.

Director's Fees

Executive officers who are also directors are paid $150 for each directors meeting attended. The remaining, "outside" directors are paid $500 per month for serving as directors, plus $150 for each meeting attended. All directors are reimbursed traveling expenses incurred in connection with the meetings, with five such meetings normally being held each year. Frank E. Williams, III also served as a director of certain affiliated firms for which he was paid small stipends, included in the cash compensation table, for each meeting attended.

Compensation Committee Report

The Compensation Committee consists of R. Bentley Offutt, Chairman, William
C. Howlett, and Frank E. Williams, III. The Compensation Committee is responsible for establishing and administering the policies which govern annual compensation, bonuses, stock options and all other forms of compensation for corporate executive officers other than the vice-president in charge of insurance operations, whose compensation is determined by the trustees of the Williams Industries Insurance Trust. In November of each year, salaries are discussed in committee, changes are recommended to the Board, and voted on by the Board for the forthcoming calendar year.


The Committee is generally familiar with executive compensation paid in the Washington, D.C. metropolitan area, but has not made a detailed comparison of the Company's executive compensation as compared to other companies in the area or the industry. During the past several years, the Committee has considered primarily the Company's ability to pay executive compensation and has thus generally given only token salary increases during the period. The increases which have been given were based on added responsibilities and workload assumed by executive officers as the Company has been forced to reduce middle management personnel due to the Company's limited cash resources. The Committee recommends executive compensation to the full Board of Directors, which considers substantially the same factors as the Committee in determining whether to approve its recommendations.

							R. Bentley Offutt
							William C. Howlett
							Frank E. Williams, III

Trustees' Report

The trustees of the Williams Industries Insurance Trust consist of Frank E. Williams, III, H. Arthur Williams and George R. Pocock. Messrs. Williams, without the participation of Mr. Pocock, establish Mr. Pocock's remuneration. The trustees consider the same factors as those considered by the Compensation Committee of Williams Industries and also take into account Mr. Pocock's compensation prior to his assuming the position of Insurance Manager for the Trust in 1987. His prior compensation exceeded that which Mr. Pocock receives from the Company.

							Frank E. Williams, III
							H. Arthur Williams


Compensation Committee Interlocks and Insider Participation

Mr. Williams, III is a director and the Chief Executive Officer of the Company. Mr. H. Arthur Williams is the president of a company subsidiary. Both
Messrs. Williams are trustees of the Insurance Trust. Mr. Robert Carroll, the president of another company subsidiary, is this year's president of the company's President's Council and, as such, attended all of the regularly scheduled meetings of the Company's board of directors.


	EXPIRED STOCK OPTION PLAN AND BONUS PLAN

The Company had an Incentive Stock Option Plan which expired October 1, 1991, and any options previously granted under the plan have now expired. None of the options were exercised.

The Company also had a bonus plan which provided that each operating segment would receive 1-1/2% of the pre-tax operating earnings of the subsidiaries in each segment, with l% going to the segment vice-president and 1/2% to the segment personnel. Employees not included in a segment (those employed by the parent company, Williams Industries, Incorporated) would receive 3% of the pre-tax operating earnings of all subsidiary corporations, including the Insurance Trust, to be divided as recommended by the Compensation Committee.


	PROPOSAL TO APPROVE INCENTIVE COMPENSATION PLAN

On July 26, 1996, the Board of Directors adopted, subject to shareholder approval, an Incentive Compensation Plan (the "Plan") which the Board believes will provide the Company with the ability to provide incentive compensation to management and key employees while maintaining flexibility to meet the Company's financial needs. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting is required to approve the Plan. The Board of Directors unanimously recommends a vote for approval of the Plan.

	Set forth below is a summary of the Plan and its anticipated Federal income tax effects:

1.	Objectives.  The objectives of the Plan are to provide an incentive for maximum effort in the successful operation of the Company and its subsidiaries by their officers and key employees and to encourage ownership of the Common Shares of the Company by those persons. The Board believes that the Plan will provide an excellent vehicle for giving possible incentive compensation while, at the same time, provide the flexibility to offer the form of incentive compensation which the Board feels will best further the interests of the Company at the time of granting that incentive compensation.


2.	Shares Reserved.  200,000 shares of Common Stock are reserved for issue under the Plan. If an award lapses or the participant's rights with respect to such award otherwise terminate, any shares subject to such award will again be available for future awards under the Plan.

3.	Administration.  The Plan will be administered by the Compensation Committee, none of whom are employees of the Company or are eligible to participate in the Plan.  The Plan gives the Committee broad authority to determine the persons to whom, and the times at which, awards will be granted or lapse, the types of awards to be granted, the number of shares of common Stock to be covered by each award, and all other terms and conditions for awards granted.

4.	Eligibility.  An award may be granted to any officer or key employee designated by the Committee. At the date of this proxy statement, approximately 30 officers and key employees of the Company and its subsidiaries will be eligible to participate. Directors who are not employees will not be eligible to participate in the Plan, but may be granted bonus shares of Common Stock outside of the Plan by a majority vote if the other directors.

5.	Awards.  Under the Plan, the following types of awards may be granted.  No consideration will be paid by the participant on account of any grant.

*	Restricted Stock.  The Committee may grant awards of shares of Common Stock bearing restrictions ("Restricted Stock") prohibiting a participant's transfer of the Restricted Stock for a period of time or the attainment of certain goals, or both.  The Committee will establish the terms and conditions of each grant, including the nontransferability period (which will be between one and ten years), whether dividends will be paid currently or accumulated and the form of any dividend payment, and may also condition awards on the completion of a specified period of service or on an attainment, during a performance period established by the Committee.  Performance objectives, which may vary from participant to participant, will be determined by the Committee (in consultation with appropriate management persons) and may include, among other things, the performance of the participant, the Company, one or more of its subsidiaries, or a combination of factors.  On completion of the nontransferability period and attainment of any performance objectives, the restrictions will expire.  If performance objectives are exceeded, the
Committee may award additional shares of Common Stock to the participant.

	The grant of Restricted Stock will not result in Federal taxable income to a participant or a tax deduction to the Company.  When the restrictions expire, a participant will realize ordinary taxable income in an amount equal to the fair market value of the Common Stock at the time the restrictions expire, and the Company will be entitled to a corresponding deduction.

*	Options.  The committee may grant options to purchase shares of Common Stock.
These options may be (i) Incentive Stock Options ("ISOs") entitled to favorable Federal tax treatment under Section 422 of the Internal Revenue Code
("IRC"), or (ii) non-qualified options not entitled to such favorable tax treatment.  The committee will establish the terms and conditions of each grant; provided, however, that the exercise price of the option will not be less that 100% of the fair market value of a share of Common Stock on the date of grant and the option must must expire no later than 10 years after its grant.  The Committee will determine whether the exercise price may be paid in cash or shares of Common Stock, or both.

	Under Section 422 of the IRC, an optionee will not recognize Federal taxable income when an ISO is granted or exercised, and the optionee will be taxed at capital gain rates when the stock received on exercise of the option is sold.
No business expense will be allowed the company with respect to an ISO.  To receive this favorable tax treatment the optionee must not dispose of the stock within two years after the option is granted, and must hold the stock itself for at least one year.  If the holding period requirements are not met, the tax will be imposed on any gain at the time of exercise as ordinary income, and the Company will be allowed comparable expense deduction at that time.  If at any time the aggregate fair market value of the stock under an optionee's then exercisable options exceeds $100,000 in any calendar year, that optionee's remaining options in excess of those necessary to acquire that $100,000 of stock are not thereafter considered ISOs.

	The grant of a non-qualified option will not result in taxable income to the participant or a tax deduction for the Company.  Upon exercise of a non-qualified option, the participant will recognize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, and the Company will be entitled to a corresponding deduction.

*	Performance Units.  The Committee may make performance awards in cash, shares of common Stock, or both, upon attainment, during a performance period established by the Committee, of one or more performance objectives established by the Committee (in consultation with appropriate management persons).  The performance objectives, which may vary from participant to participant, may include, among other things, the performance of the participant, the company, one or more of its subsidiaries, or a combination of factors.

	The grant of a performance unit will not result in taxable income to the participant nor a tax deduction for the Company. Upon the expiration of the applicable award cycle and receipt of the Common Stock distributed in payment of the award or an equivalent amount, the participant will recognize ordinary income taxable as compensation and the Company will be entitled to a corresponding deduction.

*	Stock Appreciation Rights.  Stock Appreciation Rights ("SARs") provide a participant the right to receive a payment in cash, shares of Common Stock, or both. The Committee may grant awards of SARs in conjunction with an option or as a separate award. The Committee will establish the terms and conditions of each grant, although the period during which SARs are exercisable will not exceed 10 years. If a grant is in conjunction with an option, determined by the Committee, based on either (i) the excess of the fai market value of the Common Stock over the option price or (ii) the excess of the book value of the Common Stock at the date of exercise over the book value at the date the underlying option was granted. If a grant is not in conjunction with an option, the payment will be determined based on (i) the excess of the fair market value at the date of grant of the SARs or (ii) the excess of the book value of the Common Stock at the date of exercise over the book value at the date of grant of the SARs.

	The grant of an SAR will not result in taxable income to the participant or a tax deduction for the Company.  Upon exercise of an SAR, the participant will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock or cash received over any amount paid by the participant upon exercise, and the Company will be entitled to a corresponding deduction.

	Accounting Effect.  Accounting principles will require that restricted share awards be charged against earnings on a pro rota basis over the restriction period and will be based on the value of the stock at the date of grant.  The granting of ISOs or non-qualified options, without accompanying SARs, will not require a charge against earnings.  A grant of SARs will require that earnings be charged over the specified award period for any appreciation in the value of the underlying Common Stock subsequent to the date grant.

			COMMON STOCK PERFORMANCE

	The following chart compares the value of $100 invested on August 1, 1991 in the Company's common stock, the Amex market index and a peer selected by management.  The Amex market index represents a broad market group which management believes more nearly represents the Company's market capitalization than the NASDAQ Composite Index in which the practicable representative peer group of companies which meet Securities and Exchange Commission requirements.
However, management believes that the Company's mix products and services over the period represented was unique in the heavy construction industry, with no other publicly traded company being truly comparable.

GRAPH NOT ABLE TO BE SHOWN.

					YEAR ENDED JULY 31:

				1991		1992		1993		1994
Williams Industries	100.0  92.31  50.15  24.92  30.77 123.08
AMEX Market Index	100.0 107.85 117.77 120.70 146.38 149.82
Peer Group		100.0 114.45 117.98 117.79 136.27 153.63

The Broad market index chosen was:	American Stock Exchange (AMEX).
The peer group was made up of the following companies:
Atkinson, Guy F. Co. Ca; MYR Group, Inc.; Perini Corp.; and Turner Corp.

The peer group chosen was: Customer selected stock list.

Source: Media General Financial Services, P. O. Box 85333, Richmond, Virginia 23293. Phone (800) 446-7922. Fax (804) 649-6097.


INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP, has served as the Company's independent certified public accountants during the past fiscal year and has performed the audit for that year. In order to assure that the Company's audit fees are competitive and consistent with necessary services, the Company's audit committee reviews proposals from independent certified public accounting firms, including
Deloitte and Touche, LLP, for the Company's independent auditors during the current fiscal year. The audit committee then recommends the retention of a firm to the Board as soon as practible. A representative of Deloitte and Touche LLP will be available to answer questions at the Company's annual meeting.



SHAREHOLDER PROPOSALS

Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders and who wishes to have the proposal presented in the Company's Proxy Statement for such meeting must deliver such proposal in writing to the Company's principal executive offices not later than June 13, 1997.



MISCELLANEOUS

The management of the Company knows of no matters to be presented at the meeting other than the election of directors and the approval of the Incentive Compensation Plan. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgments on such matters, and discretionary authority to do so is included in the proxy.

	AT THE WRITTEN REQUEST OF ANY RECORD HOLDER OF THE COMMON STOCK ON THE RECORD
DATE, OCTOBER 11, 1996, OR OF ANY BENEFICIAL HOLDER OF SUCH SHARES ON SUCH
DATE WHO MAKES A GOOD FAITH REPRESENTATION THAT SUCH SHAREHOLDER WAS SUCH A
BENEFICIAL HOLDER, THE COMPANY WILL SUPPLY TO SUCH A SHAREHOLDER A COPY OF THE
COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE
FISCAL YEAR ENDED JULY 31, 1996.  PLEASE ADDRESS ALL REQUESTS TO WILLIAMS
INDUSTRIES, INCORPORATED, 2849 MEADOW VIEW ROAD, FALLS CHURCH, VIRGINIA
22042.